FIRST AMENDMENT TO THE
AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP OF THE NEWKIRK MASTER LIMITED
PARTNERSHIP

This FIRST AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF THE NEWKIRK MASTER LIMITED PARTNERSHIP (this “Amendment”), dated as of June 1, 2006, is hereby adopted by Newkirk Realty Trust, Inc., a Maryland corporation (the “General Partner”), as the general partner of The Newkirk Realty Trust, Inc., a Delaware limited partnership (the “Partnership”). Capitalized terms used, but not otherwise defined herein, shall have the respective meanings ascribed thereto in the Amended and Restated Agreement of Limited Partnership of the Partnership, dated November 7, 2005 (the “Agreement”).

WHEREAS, pursuant to Section 4.2.A of the Agreement, the General Partner is authorized to cause the Partnership to issue Partnership Units with such designations, preferences and relative, participating, optional or other special rights, powers and duties as the General Partner shall determine and as shall be set forth in a written document attached to and made an exhibit to the Agreement; and

WHEREAS, the General Partner has determined that it is in the best interests of the Partnership to issue a new class of Partnership Units in exchange for the contribution of those limited partnership interests in those certain limited partnerships all as set forth on Exhibit A hereto;

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Agreement is hereby amended by the addition of a new exhibit, entitled “Exhibit C,” in the form attached hereto, which shall be attached to and made a part of the Agreement.

2. Each Person to whom the General Partner shall initially cause the Partnership to issue any of the Partnership Units described on Exhibit C shall be admitted to the Partnership as a Limited Partner with the rights of holders of the Partnership Units set forth on Exhibit C. The General Partner shall amend the books and records of the Partnership to reflect the admittance of each such Person as a Limited Partner and the issuance of such Partnership Units to each such Person.

3. Except as specifically amended hereby, the terms, covenants, provisions and conditions of the Agreement shall remain unmodified and continue in full force and effect and, except as amended hereby, all of the terms, covenants, provisions and conditions of the Agreement are hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

NEWKIRK REALTY TRUST, INC.

By:

Peter Braverman
President

Schedule A

Partner	Units Tendered	Partnership	Class A Partnership Common Units Issued
Albani, Frank	0.50	Sunset Park West Limited Partnership	1,679.21

Beitscher, Melvin	1.00	Sunset Park West Limited Partnership	3,358.43

Clarke, Edwin	1.00	Sunset Park West Limited Partnership	3,358.43

Estate of Patricia Slick	0.50	Sunset Park West Limited Partnership	1,679.21

Foreit, Claude	1.00	Sunset Park West Limited Partnership	3,358.43

Hudson, T.B.	0.50	One Summit Associates Limited Partnership	1,158.08

Keller, Glen	0.50	One Summit Associates Limited Partnership	1,158.08

Koch, Carolyn	0.0625	One Arkansas Associates Limited Partnership	1,284.74

Levin, Ira	1.00	One Summit Associates Limited Partnership	2,316.16

Lomax, Henry	1.00	Sunset Park West Limited Partnership	3,358.43

Mackey, James	0.50	Sunset Park West Limited Partnership	1,679.21

Naum, Robert	1.00	One Summit Associates Limited Partnership	2,316.16

Ossoff, Richard	0.50	Browen Associates Limited Partnership	1,027.79

Peterson, Marta	1.00	Sunset Park West Limited Partnership	3,358.43

Rouady, William	1.00	Browen Associates Limited Partnership	2,055.59

Slick, Jr., William	0.50	Sunset Park West Limited Partnership	1,679.21

Swygert. Jettie	0.50	One Summit Associates Limited Partnership	1,158.08

Van Orman, Chandler	0.50	Tustin Associates Limited Partnership	1,939.78

Morris B. Wilkins Trust Dtd. 8/6/04	1.00	One Summit Associates Limited Partnership	2,316.16
Morris B & Michael C Wilkins TTEES

EXHIBIT C
PARTNERSHIP UNIT DESIGNATION
OF THE
CLASS A PARTNERSHIP COMMON UNITS
OF THE NEWKIRK MASTER LIMTIED PARTNERSHIP

1.	Number of Units and Designation.

A class of Partnership Units is hereby designated as “Class A Partnership Common   Units,” and the number of Partnership Units initially constituting such class shall be Forty Thousand Two Hundred Thirty Nine and 61/100 (40,239.61).

2.	Definitions.

For purposes of this Partnership Unit Designation, the following terms shall have the meanings indicated in this Section 2. Capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

“Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of The Newkirk Master Limited Partnership, as amended from time to time.

“Class A Partnership Common Unit” shall mean a Partnership Unit with the designations, preferences and relative, participating, optional or other special rights, powers and duties as are set forth in this Exhibit C.

“Lock-Out Date” – Class A” shall mean November 1, 2007

3.	Class A Partnership Common Units

Except as provided in Sections 4 and 5 of this Exhibit C, the Class A Partnership Common Units, and the holders thereof, shall be deemed Partnership Common Units and shall have all of the same rights and obligations as the existing Partnership Common Units outstanding on the date hereof and the holders of such existing Partnership Common Units

4.	Redemption.

For purposes of Section 8.6.A of the Agreement, the “Lock-Out Date” for all holders of Class A Partnership Common Units shall be the Lock-Out Date-Class A.

5.	LP Direction Votes.

For purposes of Section 7.1.A(6) of the Agreement, “or the Class A Partnership Common Units” shall be deemed inserted immediately following the word “Partner” in the parenthetical “(other than the General Partner)” in the tenth line of said Section 7.1.A(6), the result of which is to exclude from LP Direction Votes the Class A Partnership Common Units.